UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 13, 2004

            EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, Fifth Floor

Foster City, CA 94404

                                    (650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

This filing contains forward-looking statements that involve risks and uncertainties, including statements regarding our financial outlook. Actual results may differ materially from expectations discussed in such forward-looking statements. All forward-looking statements included in this filing are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; the ability to generate sufficient cash flow or otherwise obtain funds to operate our business and repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix.

ITEM 5.    OTHER EVENTS AND REQUIRED FD DISCLOSURE

The Company previously announced on October 28, 2003 that it expected revenue for 2003 to be in the range of $116.5 to $117.5 million (based on guidance of $32.0 to $33.0 million of revenue in the fourth quarter of 2003). On January 9, 2004, the Company presented results in line with this guidance in a previously announced live Webcast which will result in a year over year increase in revenue of approximately 55%. The Company also confirmed certain non-GAAP information during the Webcast, a copy of which is available on the Investor Relations’ page of the Company’s Web site at www.equinix.com. Attached to this report is the reported non-GAAP information.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)    EXHIBITS.

99.1        Reconciliation of reported non-GAAP financial metrics to most directly comparable GAAP measure.

ITEM 12.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The Company previously announced on October 28, 2003 that it expected revenue for 2003 to be in the range of $116.5 to $117.5 million (based on guidance of $32.0 to $33.0 million of revenue in the fourth quarter of 2003). On January 9, 2004, the Company presented results in line with this guidance in a previously announced live Webcast which will result in a year over year increase in revenue of approximately 55%. The Company also confirmed certain non-GAAP information during the Webcast, a copy of which is available on the Investor Relations’ page of the Company’s Web site at www.equinix.com. Attached to this report is the reported non-GAAP information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: January 13, 2004	By:	/s/ RENEE F. LANAM

Renee F. Lanam Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Reconciliation of reported non-GAAP financial metrics to most directly comparable GAAP measure.